EXHIBIT 10.7

Investigator-Initiated Clinical Trial Agreement

This Clinical Trial Agreement (“Agreement”) is made and entered into effective as of the full execution hereof (“Effective Date”), by and between The Regents of the University of California, a California constitutional corporation, on behalf of its San Diego campus, located at 9500 Gilman Drive, La Jolla, CA 92093, California (“Institution”), and QR Pharma, Inc., a Delaware corporation having its principal place of business at 1055 Westlakes Drive, Suite 300, Berwyn PA 19312 (“Company”), (each may be individually referred to as a “Party” and collectively, as “the Parties”).

Whereas, Howard Feldman, M.D. an employee of Institution (“Principal Investigator”), desires to conduct a clinical study (“Study”), funded by the National Institutes of Health (“NIH”) under a protocol entitled “A Safety and PK/PD Study of Posiphen in Subjects with Mild Alzheimer’s Disease (PSN)” (“Protocol”), a copy of which is attached hereto as Exhibit A;

Whereas, Principal Investigator has authored the Protocol, and Institution and Principal Investigator have the expertise and facilities to conduct the Study;

Whereas, Company is providing - Study Drug (as defined herein) for use in the Study;

Whereas, the Study is intended to advance scientific and medical knowledge, and Institution considers the Study to be research done in the public interest;

Now, therefore, in consideration of the mutual promises set forth in this Agreement, the Parties hereby agree as follows:

1.                    Scope of Work.

1.1             Principal Investigator. Institution shall conduct the Study under the direction of the Principal Investigator. Principal Investigator may appoint such other Institution employees to provide services on behalf of Institution to conduct such Study (“Study Staff”). If Principal Investigator becomes unable or unwilling to continue to conduct the Study, Institution shall promptly notify Company in writing. If a mutually acceptable substitute Principal Investigator is not identified within thirty {30) days after the date of Institution’s notice, then either Party shall have the option to terminate the Study upon ten (10) days prior written notice and pursuant to Section 8.4 below.

1.2             Institution as Study Sponsor. Institution and Principal Investigator shall act as “Sponsor” of the Study, as such term is defined by the U.S. Food and Drug Administration (“FDA”) Federal Code of Regulations, 21 C.F.R. 312.3(b) or 21 C.F.R. 812.3(n).

1.3             Company as Investigational New Drug Application (“IND”) Holder. To the extent required to do so by Applicable Law, Company will obtain and maintain IND #72.654 pursuant to FDA regulations.

1.4             Study Staff. Institution, through Principal Investigator, shall supervise Study Staff in their performance of the Study and ensure that all Study Staff are qualified to perform the duties assigned to such person. Institution shall take reasonable and appropriate steps to inform Study Staff of their obligations under this Agreement.

1.5             Conduct of the Study. Institution shall, and shall cause the Principal Investigator and Study Staff (collectively, “Study Team”) to, conduct the Study in accordance with this Agreement, the Protocol, and all applicable foreign, federal and state laws and regulations (“Applicable Law”); provided, however, that Institution may deviate from the Protocol and such instructions to the extent that the safety of Study subjects so requires. For clinical Studies, such conduct includes compliance with International Conference on Harmonization Good Clinical Practice (ICH GCP), but only to the extent that the ICH GCP guidelines comport with FDA regulations.

1.6             IRB Approval. Institution shall obtain approval of the Study, the Protocol, and an informed, consent from the appropriate institutional review board (“IRB”) and shall seek any other approvals required for the Study from applicable safety or review boards or other authorities.

1.7             Informed Consent. Prior to a Study subject’s participation in Study, Institution shall obtain from each Study subject participating in the Study or such Study subject’s legal representative an informed consent, signed by the Study subject or his or her legal representative, unless such signature is waived by the IRB.

1.8             Protocol Ownership and Changes to the Protocol. Company and Investigator jointly authored the Study Protocol and research design of the Study. Institution shall inform Company of any changes to the Protocol that significantly affect Study objectives or the safety of Study.

1.9             Multi-Center Study. In the event of a multi-center Study, Institution agrees that each site involved in the Study (each a “Study Site” and collectively “Study Sites”) shall enter into a written agreement with Institution regarding such Study Site’s participation in the Study with Institution and Sponsor. Institution and Investigator shall be responsible for the conduct of the Study at all Study Sites, and shall ensure that the Study Sites comply with the terms and conditions of this Agreement and all Applicable Laws.

1.10      Provision of Study Drug and Study Supplies. Company shall provide to Institution, without cost, a necessary quantity of Sponsor’s study drug to be encapsulated and blister packed, blinded and distributed to conduct the Study pursuant to the Protocol (“Study Drug”), as well as placebo (collectively, “Study Supplies”) which the Protocol specifies that Company will deliver to conduct the Study. Institution shall be responsible for costs associated with encapsulation, blister packing, labeling, and distribution by Frontage.

2                                         Access and Auditing.

2.4             Access to Study Data. Upon prior written request to Institution, at mutually agreeable times during Institution’s regular business hours, and subject to the terms of this Agreement and Applicable Law, Company or its agents may access and make copies of Institution’s Study data in the form in which it is available, except that direct identifiers of any Study subject, including, but not limited to, Study subject’s name, birth date, street address, telephone, social security, medical record or health plan beneficiary numbers (“Direct Identifiers”) shall not be made available to Company. In the event Study data contains Direct Identifiers, such Direct Identifiers shall be redacted. Compliance with HIPAA and CMIA. The Parties shall comply with all Applicable Laws governing patient privacy and confidentiality of health information, including without limitation the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations, and the State of California Confidentiality of Medical Information Act (“CMIA”). The Parties shall take all actions necessary to comply with such laws and regulations, including agreeing to amend this Agreement as necessary for compliance.

2.5             Adverse Event Reporting. Company is solely responsible for reporting adverse events in the course of the Study in accordance with Applicable Law and the Protocol to the FDA and other regulatory authorities, as applicable. Institution shall provide Company with a copy of any adverse event reports. Company shall be responsible for submission of IND Safety Report to the FDA.

2.6             Debarment. Institution certifies that it will not use the services of any Study Staff to perform services in connection with the Study who is (i) debarred, disqualified or banned from conducting clinical studies under the Generic Drug Enforcement Act of 1992, as amended, or (ii) excluded, debarred or suspended from participation in, or is otherwise ineligible to participate in, any federal health care program or federal procurement or non-procurement program. Institution further certifies that neither it, nor any person or entity it utilizes to perform services pursuant to this Agreement, has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a) or is otherwise related to the provision of healthcare items or services. Institution agrees to inform Company in writing of any change to this certification.

3.                                      Ownership of Data and Intellectual Property

4.1             Study Data. All rights, title and interest in Study data shall be the sole and exclusive property of Institution; provided, however, that Company shall have the right to use the Study data for regulatory filings and all other lawful purposes.

4.2             Final Report. Within a reasonable time, but no longer than 90 days, following completion of the Study, Institution shall provide Company with a final report of the research results of the Study. Company may request reports as needed.

4.3             Study Inventions. Institution shall own all patentable inventions and discoveries conceived and reduced to practice in the direct performance of the Study and which necessarily use or necessarily incorporate the Study Drug (“Study Inventions”). Institution shall promptly disclose each Study Invention to Company. Study Inventions shall be deemed the Confidential Information of the Party holding rights to such inventions.

4.4             Option to License. Institution shall grant to Company (i) a worldwide, royalty-free, fully paid, nonexclusive, perpetual license to use all Study Inventions for non-commercial purposes; and (ii) a time-limited first right to negotiate an exclusive or non-exclusive commercial (at Company’s election) license to Institution’s rights in any Study Invention as set forth below. Company will advise Institution in writing within sixty (60) days of Institution’s disclosure of each Study Invention whether or not Company wishes to secure a commercial license (“Election Period”). Company shall have one hundred twenty (120) days from the date of election to enter into a license agreement with Institution (“Negotiation Period”). In such event, Institution shall negotiate in good faith, and shall not enter into negotiations with any third party during the Negotiation Period. In the event it is necessary in the opinion of Institution to file any patent application to protect a Study Invention during the Election or Negotiation Period, Company will reimburse Institution for any incurred patent costs during such period, provided that Company is continuing to pursue negotiation of a commercial license at that time. If such license is not agreed upon within the Negotiation Period, neither Party shall have any further obligation to the other with respect to such Study Invention other than the nonexclusive license granted to Company in accordance with clause (i) above.

4.5             No Rights to Other Proprietary Interests. Nothing contained in this Agreement shall be deemed to grant either directly or by implication, estoppel, or otherwise, any rights under any patents, patent applications or other proprietary interests, whether dominant or subordinate, or any other invention, discovery or improvement of either Party, other than the specific rights covering Study Inventions under this Agreement.

4.                                      Confidentiality

5.1             Institution Confidential Information. Institution shall only disclose confidential information necessary for Company’s support of the Study. “Institution Confidential Information” shall mean and include all data and other information which are disclosed by Institution to Company, for the purposes of conducting Study which is marked as “Confidential “at the time of disclosure, or (i) in the case of oral disclosures, identified at the time of such oral disclosure as confidential and summarized in writing and marked as “Confidential” within thirty (30) days of oral disclosure; (ii) if not marked, regarded as confidential if a reasonable person in the relevant field would consider such information to be Institution’s confidential information given its content and the circumstances of the disclosure.

Institution Confidential Information shall not include information to the extent that it: (i) is, or later becomes, publicly known other than through a breach of this Agreement by Company, its employees, or its agents; (ii) is lawfully made available to Company, its employees or its agents, by a third party that Company reasonably believes owes no obligation of confidentiality to Institution; or (iii) was already known to or is independently developed by Company, its employees, or its agents. During the term of this Agreement and for a period of five (5) years after its expiration or earlier termination, Company shall maintain the confidentiality of Institution Confidential Information and may not transfer or disclose Institution Confidential Information to any third party without Institution’s prior written consent other than as required by Applicable Law or as permitted pursuant to the terms of this Agreement.

5.2             Company Confidential Information. Company shall only disclose confidential information necessary for Institution’s performance of the Study. “Company Confidential Information” shall mean and include all data and other information which are disclosed by Company to Institution for the purposes of conducting Study which is marked as “Confidential” at the time of disclosure, or (i) in the case of oral disclosures, identified at the time of such oral disclosure as confidential and summarized in writing and marked as “Confidential” within thirty (30) days of oral disclosure; (ii) if not marked, regarded as confidential if a reasonable person in the relevant field would consider such information to be Company’s confidential information given its content and the circumstances of the disclosure. Company Confidential Information shall not include information to the extent that it: (i) is, or later becomes, publicly known other than through a breach of this Agreement by Institution, its employees, or its agents, including the Principal Investigator; (ii) is lawfully made available to Institution, its employees or its agents, including Principal Investigator, by a third party that Institution reasonably believes owes no obligation of confidentiality to Company; or (iii) was already known to or is independently developed by Institution, its employees, or its agents, including Principal Investigator. During the term of this Agreement and for a period of five (5) years after its expiration or earlier termination, Institution shall maintain the confidentiality of Company Confidential Information and may not transfer or disclose Company Confidential Information to any third party without Company’s prior written consent other than as required by Applicable Law or as permitted pursuant to the terms of this Agreement.

5.3             Permitted Uses and Disclosures of a Disclosing Party’s Confidential Information. “Disclosing Party” as used herein means, with respect to Institution Confidential Information or Company Confidential Information, the Party who owns or otherwise controls such confidential information, and has disclosed such confidential information under this Agreement. A Disclosing Party’s confidential information may be used by the Party receiving such confidential information (“Receiving Party”) to the extent that it: (i) is disclosed for the purpose of performing the Study, provided that the Receiving Party has obligated its employees and agents to hold such Institution Confidential Information or Company Confidential Information in confidence at least to the same degree of care as the Receiving Party uses to protect its own confidential information hereunder; or (ii) is disclosed to medical professionals in order to provide reasonable and necessary medical care to a Study subject, provided that the Receiving Party advises such medical care provider(s) of the need to maintain the confidentiality of such Institution Confidential Information or Company Confidential Information.

5.4             Required Disclosures of Institution Confidential Information and Company Confidential Information. Notwithstanding any provisions of this Agreement, the Receiving Party may disclose Institution Confidential Information or Company Confidential Information which it is required by governmental order, subpoena or Applicable Law to disclose. The Receiving Party agrees to cooperate with any reasonable effort of the Disclosing Party to challenge a court- ordered, open records, or similar required disclosure at the Disclosing Party’s expense; provided, however, that, with respect to an open records disclosure, the Receiving Party independently has determined that the information the Disclosing Party seeks to protect is exempted from disclosure under Applicable Law.

5.5             Return of Confidential Information. At any time and upon the Disclosing Party’s advance written request, the Receiving Party shall return to the Disclosing Party promptly, or destroy, any and all Institution Confidential Information or Company Confidential Information furnished to the Receiving Party under this Agreement, and all copies thereof; provided, however, that the Receiving Party may retain one copy in a secure location solely for purposes of compliance with this Agreement and Applicable Law. The Receiving Party shall not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the automatic or routine archiving and back-up procedures of the Receiving Party, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.

5.6             Accessibility of Institution Records. Institution, as an instrumentality of the State of California, is subject to certain state regulations and resolutions regarding access to Institution’s records, including the requirement that Institution make available the terms and conditions of contracts. The actual contract agreement must be released upon request, although portions of the document may be withheld when redaction meets one of the legal exemptions under the California Public Records Act. As such, the general terms and conditions of this Agreement will be released to the public upon request. To the extent disclosure of other records, including the Protocol, terms of compensation and related documents, is requested, Institution will use reasonable efforts to notify Company and work with Company to redact material which can be withheld from disclosure, to the extent permitted by law and at Company’s request and expense. Furthermore, for the avoidance of doubt, Institution maintains a publicly accessible listing of all proposals and awards. The listing includes the name of the campus, sponsor, award amount, begin and end dates, principal investigator and co-investigator’s name, project type, award instrument, indirect cost rate, account and fund number, department and academic discipline.

5.7             Use of Name. Company shall not use the name, logo, mark or image of Institution in any publicity or advertising without Institution’s written approval. California Education Code Section 92000 prohibits use of Institution’s names to suggest that Institution endorses a product or service.

6.                                      Publication

6.1             Right of Publication. Institution may freely publish and disseminate the results of the Study, or otherwise publish or submit for publication an article, manuscript, abstract, report, poster, presentation, or other material containing or dealing with results of the Study {“Publication”).

6.2             Review Period of Publications. Institution shall send Company a copy of any proposed Publication thirty {30) days prior to submission for Publication (“Review Period”). Company may comment upon, but may not make any editorial changes to the proposed Publication. Upon Company’s timely written request prior to submission to Publication, Institution shall delete any Company Confidential Information in the proposed Publication. At Company’s request, Institution shall delay Publication for an additional thirty (30) days in order to protect the potential patentability of an invention described therein.

6.3             Registration of Study. Company shall register and report the results of the Study in accordance with the International Committee of Medical Journal Editors (ICMJE) clinical trial requirements for publication and as required under Applicable Law.

7.                                      Indemnification, Subject Injury and Insurance

7.1             Company Indemnification. Company shall defend, indemnify and hold harmless Institution, its directors, officers, agents, subcontractors and employees, including Principal Investigator (“Institution lndemnitees”) from and against any and all claims, liabilities, expenses (including reasonable attorneys’ fees), actions or demands that may be made or instituted against any of them by a third party by reason of injury (including death) to any person, or damage to property, arising out of or in connection with the Study Drug or any procedures required under the Protocol (“Claims”); provided Company shall have no liability with respect to such injury to the extent caused by: (i) Institution’s failure to comply with all applicable laws, regulations and directives, the Protocol, this Agreement, all written instructions delivered by Company concerning administration of the Research Drugs, all communications from IRBs, guidelines governing good clinical practice; or (ii) Institution’s negligence, willful malfeasance or breach of this Agreement by Institution, the Principal Investigator or any employee or agent of Institution. Institution shall promptly notify Company in writing after receipt by Institution of any Claim subject to this Section.

7.2             Institution Indemnification. Institution shall defend, indemnify and hold harmless Company, its directors, officers, agents and employees (“Company lndemnitees”) from and against any and all Claims arising out of Institution’s breach of this Agreement or the negligence or willful malfeasance of Institution, the Principal Investigator or any employee or agent of Institution. Company shall promptly notify Institution in writing after receipt by Company of any Claim subject to this Section.

7.3             Management of Indemnification. Each Party shall have the right to manage the defense and settlement of any Claim for which it is the indemnifying Party, provided however, that the indemnifying Party shall not admit any liability or wrongdoing on the part of the indemnified Party or indemnitees, or settle any Claim which would involve such an admission, without the prior written consent of the indemnified Party, which consent will not be unreasonably withheld. The indemnified Party shall reasonably cooperate with the indemnifying Party regarding any such Claims. Subject to the foregoing, each indemnitee may participate in any such Claims at its/his/her own cost and expense.

7.4             Reimbursement for Subject Injury. Company shall reimburse Institution for all reasonable and necessary expenses for the diagnosis or treatment of any injury or illness that is a direct result of Study Subject’s participation in the Study; provided, however, that such obligation of Company shall not apply to the extent the injury or illness results from (i) the negligence or reckless or intentional misconduct of, or violation of law by, Institution, the Principal Investigator, or Institution’s agents or employees; (ii) any failure of Institution, the Principal Investigator, or Institution’s agents or employees to adhere to the terms of the Protocol or any provision of this Agreement; or (iii) the natural progression of the Study Subject’s underlying, preexisting medical condition. Institution shall provide Company with sufficient documentation to review and process any Study Subject injury reimbursements. In the event that such costs are properly paid by the Study Subject’s private insurer, government payor or other responsible third party, Company shall have no reimbursement obligation with respect thereto.

7.5             Insurance. Each Party shall have sufficient liability insurance and other adequate forms of protection to satisfy the obligations set forth in this Agreement. The amount of a Party’s insurance coverage shall not be construed as creating a limit on such Party’s obligations assumed herein.

8.                                      Term and Termination

8.1             Term. This Agreement shall take effect on the Effective Date and shall continue until the earlier of: (i) completion of such Study; (ii) upon full execution of this agreement; or (iii) until Study is sooner terminated or suspended as provided for in this Agreement and pursuant to the Protocol.

8.2             Termination. Either Party may terminate this Agreement: (i) upon thirty (30) days prior written notice to the other Party, in its sole discretion; or (ii) upon written notice to the other Party, if the terminating Party determines that termination of the Study is necessary for the safety of the Study subjects.

8.3             Early Termination Procedures. If this Agreement is terminated before completion of the Study, the Parties shall negotiate in good faith on the phase-out for Study subjects and subsequent treatment of Study subjects. Company shall reimburse Institution for (i) obligations incurred in accordance with the Study budget that cannot be cancelled or mitigated by Institution using reasonable efforts; (ii) reasonable costs incurred in connection with the safe withdrawal of Study subjects; and (iii) any other post-termination expenses mutually agreed to by the Parties in writing.

8.4             Return of Property. Within thirty (30} days following the expiration or earlier termination of this Agreement: (a) Institution shall return to Company, at Company’s sole and reasonable expense (i) any remaining Study Supplies (except as required by Applicable Law and (iii) subject to the terms of Section 5 of this Agreement, any copies of Company Confidential Information provided by Company that are in the possession of or are under the control of Institution; (b) Company shall return to Institution, at Company’s sole and reasonable expense, subject to the terms of Section 5 of this Agreement, any copies of Institution Confidential Information provided by Institution that are in the possession of or are under the control of Company.

8.5             Survival. The following provisions shall survive expiration or termination of this Agreement: Sections 1.2, 1.3, 1.4, 2.1, 2.2, 3, 4, 5, 6, 7, 8.4, 8.5, 8.6 and 9.

9.                                      Miscellaneous

9.1             Independent Contractor. All research performed by Institution, Principal Investigator and any Study Staff pursuant to this Agreement shall be performed as an independent contractor. The relationship between the Parties does not constitute a partnership, joint venture, or agency. Neither Party shall have the authority to bind the other Party without that other Party’s express and written consent.

9.2             Equitable Relief. Each Party hereby acknowledges and agrees that damages at law may be an inadequate remedy for any breach by a Party of its obligations under Section 2.1, Section 4 or Section 5 of this Agreement, and, accordingly, each Party agrees that, in the event of such a breach, the other Party may be entitled to such temporary, preliminary and permanent injunctive relief as may be necessary to remedy or limit such breach and including specific performance of such obligations and an order enjoining the breaching Party from the continuation of, or from any threatened, breach of such obligations.

9.3             Remedies and Waiver. The remedies provided in this Agreement are not exclusive and the Party suffering from breach or default of this Agreement may pursue all other remedies, both legal and equitable. No express or implied waiver by a Party of any breach or default will be construed as a waiver of a future or subsequent breach or default. The failure or delay of any Party in exercising any of its rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

9.4             Assignment. Neither Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that Company may assign this Agreement to a third party in connection with a merger or sale of all or substantially all of its assets relating to the Study Drug, and Company may delegate its obligations or assign its rights under this Agreement to a contractor, provided that Company remains liable for the performance of all delegated obligations and written notice is provided to Institution. Any unauthorized attempted assignment shall be null and void and of no force or effect.

9.5             Governing Law. This Agreement is governed by the laws of the State of California without regard to its conflict of law provisions.

9.6             No Implied Right or License. No implied right or license is granted under this Agreement by either Party except those specifically set forth herein. Nothing contained in this Agreement shall impose an obligation of exclusivity on one Party to the other Party.

9.7             Severability. If any provision of this Agreement is held to be unenforceable for any reason, that unenforceability shall not affect the enforceability of any other provision of this Agreement. The Parties shall negotiate in good faith to substitute an enforceable provision with similar terms.

9.8             Entire Agreement. This Agreement, and any Exhibits thereto, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings relating to its subject matter. This Agreement, and any Exhibits thereto, may not be altered, modified or waived in whole or part except in writing signed by duly authorized representatives of both Parties. In the event of a conflict between the provisions of this Agreement and Exhibit A or other Study document, the provisions of this Agreement will govern.

9.9             Counterparts: Electronic or Facsimile Transmission. This Agreement may be executed in counterparts, via facsimile or .pdf file and each of which shall be deemed to be an original, but all of which constitute one instrument. An executed counterpart of this Agreement may be transmitted to the other Party by electronic or facsimile transmission, with the same effect as if the Parties had delivered an executed original Agreement.

9.10      Force Majeure. If either Party’s performance of this Agreement or Study is prevented,  restricted or delayed, either totally or in part, for reasons beyond the affected Party’s reasonable control and is not due to the action or inaction of such Party, the affected Party will, upon giving notice to the other Party, be excused from such performance to the extent of such prevention, restriction or delay; provided, that the affected Party will use reasonable efforts to avoid or remove such causes of non-performance and will continue its performance whenever such causes are removed. For purposes of this Section, a lack of funds shall not be considered a cause beyond the reasonable control of the Parties.

9.11      Order of Precedence. The terms of this Agreement and the Protocol shall take precedence over other documentation, including but not limited to the Informed Consent in the interpretation and resolution of disputes concerning this Study. In the event that there is a conflict between the terms of the Protocol and the terms of this Agreement, the terms of this Agreement will govern with respect to legal contract terms, but the Protocol will govern with respect to the scientific/clinical conduct of the Study.

9.12      Notices. All notices required or permitted hereunder must be in writing, and will be deemed to be effective only when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to the Parties as follows or at such other address as a Party shall have given notice of pursuant hereto:

To Institution:		UCSD OCGA Attn: Karim Hussein
9500 Gilman Drive #0934
La Jolla, CA 92093-0934
(858) 822-5180

With a copy to the Principal Investigator:		Howard Feldman
9500 Gilman Drive, 0949
La Jolla, CA 92093

To Company:		QR Pharma, Inc.
1055 Westlakes Drive, Suite 300
Berwyn PA 19312
	Attention:	Maria L. Maccecchini, Ph.D.
President and CEO

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives.

QR PHARMA, INC.

By:	/s/ Maria L. Maccecchini

Print Name:	Maria L. Maccecchini

Title:	President and CEO

Date:	6-17-2016

By:	/s/ Karim Hussein

Print Name:	Karim Hussein

Title:	Principal Contract Officer

Date:	06/27/2016

WHILE NOT A PARTY TO THIS AGREEMENT I HAVE READ THE AGREEMENT AND ACKNOWLEDGE MY RESPONSIBILITIES AS THE PRINCIPAL THE PRINCIPAL INVESTIGATOR:

/s/ Howard Fedman

Name: Howard Feldman

Title: Principal Investigator